Exhibit 2

Buenos Aires, March 8, 2013

Messrs.
NATIONAL SECURITIES COMMISSION

Dear Sirs,

As required by section 62 of the Buenos Aires Stock Exchange Regulations and Resolution No. 2/12, I hereby inform you that at the Company’s Board of Directors meeting held on March 8, 2013, the following documents were approved: Annual Report, Statement of Financial Position, Statement of Comprehensive Income, Statement of Changes in Equity, Statement of Cash Flows, Notes to the Financial Statements -all of them Separate and Consolidated-, Informative Summary and the information required by section 68 of the aforementioned regulations, relating to the year ended December 31, 2012.

The loss for the year ended December 31, 2012 amounts to $ 1,016.4 billion, as compared to the $ 304.1 million loss recorded in the year ended December 31, 2011.

The amounts disclosed below are stated in thousands of Argentine pesos and arise from the Consolidated Financial Statements.

		Year ended December 31, 2012

Consolidated loss for the year

Attributable to the owners of the parent	Loss	(1,016,470)
Attributable to non-controlling interests	Profit	3,054
	Loss	(1,013,416)

Other consolidated comprehensive income for the year

Attributable to the owners of the parent	Profit	3,266
Attributable to non-controlling interests	Loss	(211)
	Profit	3,055

Total consolidated comprehensive loss for the year

Attributable to the owners of the parent	Loss	(1,013,204)
Attributable to non-controlling interests	Profit	2,843
	Loss	(1,010,361)

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301

Detail of Consolidated Equity
Share Capital– Nominal Value (1)	906,455
Share Capital – Adjustment to Capital (2)	408,063
Additional paid-in capital	3,452
Legal Reserve	0
Other Comprehensive Loss	(14,659)
Accumulated Deficit	(885,130)
Total attributable to the owners of the Company	418,181
Non-controlling interests	71,107
Total Equity	489,288

(1)	Includes 9,412 related to treasury shares.
(2)	Includes 10,347 related to treasury shares.

Furthermore, and as required by sub-sections o), p) and q) of section 62, we inform the following:

Class of shares	Number of shares	% on Share Capital

A	462,292,111	51.00
B	442,210,385	48.78
C	1,952,604	0.22
Total	906,455,100	100.00

The class “A” shares are owned by Electricidad Argentina S.A. (EASA), domiciled at 3302 Ortiz de Ocampo Street, Building 4 of the City of Buenos Aires. The class “B” shares are currently traded at the New York Stock Exchange (through American Depositary Shares –“ADSs”) and the Buenos Aires Stock Exchange. At December 31, 2012, the Company has 9,412,500 treasury shares.

An amount of 1,952,604 class “C” shares, which are held by Banco de la Nación Argentina as trustee of the Company Employee Stock Ownership Program, remains outstanding.  Moreover, IEASA S.A., domiciled at 3302 Ortiz de Ocampo Street, Building 4 of the City of Buenos Aires, owns 99.99% of EASA’s voting shares.

The Company does not have debt securities convertible into shares, nor there exist stock options of the Company’s shares.

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301

Furthermore, the Board of Directors proposes that the loss for the year be absorbed in the Accumulated Deficit account, according to the following development:

In thousands of pesos
Accumulated deficit at beginning of year	(539,411)
Absorption of loss approved by the Shareholders’ Meeting held on 04/27/2012	670,751
Loss for the year	(1,016,470)
Accumulated deficit at end of year	(885,130)

Due to the fact that at December 31, 2012 unappropriated retained earnings amount to a loss of $ 885,130 thousand, the Board of Directors does not make any distribution proposal.

The negative results recorded by the Company at December 31, 2012 consume 100% of the reserves and more than 50% of capital. Section 206 of the Argentine Business Organizations Law establishes the mandatory reduction of capital stock when this situation occurs. Therefore, in accordance with the applicable legislation, the Company’s shareholders shall analyze different options aimed at resolving this situation.

Yours sincerely,

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RICARDO TORRES

Chairman

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301